Exhibit 99.1

RLJ Lodging Trust Intends to Expand West Coast Presence with a $313 Million, 10-Hotel Portfolio Acquisition from Affiliates of Hyatt Hotels Corporation

Bethesda, MD, February 6, 2014 — RLJ Lodging Trust (NYSE: RLJ) (“RLJ”) and Hyatt Hotels Corporation (NYSE: H) (“Hyatt”) today announced that Hyatt affiliates have entered into a definitive purchase and sale agreement for RLJ to acquire a portfolio of 10 hotels totaling 1,560 rooms (the “Hyatt Portfolio”) consisting of Hyatt, Hyatt Place and Hyatt House hotels. A Hyatt affiliate will continue to manage the hotels under new management agreements.

The Hyatt Portfolio, which is located primarily on the West Coast, is expected to be acquired for a total purchase price of approximately $313 million. RLJ intends to spend approximately $25 million in capital expenditures across the Hyatt Portfolio, the majority of which will be invested over the next 24 months.

“We are excited about expanding our strategic relationship with Hyatt and increasing our presence on the West Coast,” commented Thomas J. Baltimore, Jr., President and Chief Executive Officer of RLJ Lodging Trust. “Once completed, we will have acquired almost $900 million of assets since our IPO. This deal will be immediately accretive to the portfolio and will reinforce our stated goal of becoming the aggregator in this segment.”

“This transaction demonstrates the value from asset recycling. We were able to successfully convert hotels in key markets to Hyatt brands and sell these hotels to a high quality owner while maintaining long term presence in key markets,” said Steve Haggerty, Global Head, Real Estate and Capital Strategy for Hyatt. “We are delighted to deepen our relationship with the team at RLJ Lodging Trust and look forward to future collaboration with them.”

Hyatt is a highly recognized, quality company with significant global presence. The Hyatt Portfolio consists of young, high-performing, and well-situated hotels. The hotels, the majority of which were acquired by Hyatt in 2011, will immediately increase RLJ’s West Coast presence, particularly in California where the company is currently seeking to grow its presence. With the addition of this portfolio, RLJ will more than double its hotel earnings before interest taxes depreciation and amortization (EBITDA) on the West Coast.  The remaining hotels are located in dense premier markets with multiple demand generators.

RLJ continues to execute its stated strategy of becoming the leading owner of premier select-service hotels. The Hyatt Portfolio will represent more than 7% of RLJ’s projected 2013 Hotel

EBITDA and more than 7% of its total enterprise value.  The Hyatt Portfolio is another testament to RLJ’s disciplined approach of acquiring institutional grade hotels in premier markets.

RLJ estimates that the Hyatt Portfolio’s 2013 aggregate RevPAR will be greater than $120, which is more than a 10% premium to RLJ’s projected RevPAR for 2013.  Also, more than half of the hotels are expected to be added to RLJ’s top 50 EBITDA contributors.

Details of the hotels are listed below:

Property	City	State	Rooms
Hyatt House Cypress / Anaheim	Cypress	CA	142
Hyatt House Emeryville / SF Bay Area	Emeryville	CA	234
Hyatt Place Fremont / Silicon Valley	Fremont	CA	151
Hyatt House San Diego / Sorrento Mesa	San Diego	CA	193
Hyatt House San Jose / Silicon Valley	San Jose	CA	164
Hyatt House San Ramon	San Ramon	CA	142
Hyatt House Santa Clara	Santa Clara	CA	150
Hyatt Market Street, The Woodlands	Woodlands	TX	70
Hyatt House Charlotte / Center City	Charlotte	NC	163
Hyatt Place Madison / Downtown	Madison	WI	151
Total			1,560

The transaction is expected to be completed in March 2014 and is subject to customary closing conditions. RLJ made a $10 million non-refundable deposit upon execution of the purchase agreement.

RLJ expects to fund the acquisition of the Hyatt Portfolio through a combination of various financial resources available for use, including but not limited to cash on hand, its undrawn revolving credit facility, and debt financing.

With the addition of the Hyatt Portfolio, RLJ is expected to own 160 properties, consisting of 158 hotels with approximately 24,000 rooms and 2 planned hotel conversions, located in 24 states and the District of Columbia.

About RLJ Lodging Trust

RLJ Lodging Trust is a self-advised, publicly traded real estate investment trust focused on acquiring premium-branded, focused-service and compact full-service hotels. For more information, please visit www.rljlodgingtrust.com.

About Hyatt Hotels Corporation

Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company with a proud heritage of making guests feel more than welcome. Thousands of members of the Hyatt family strive to make a difference in the lives of the guests they encounter every day by providing authentic hospitality. The Company’s subsidiaries manage, franchise, own and develop hotels and resorts under the Hyatt®, Park Hyatt®, Andaz®, Grand Hyatt®, Hyatt Regency®, Hyatt Place®, Hyatt House®, Hyatt ZilaraTM, and Hyatt ZivaTM brand names and have locations on six continents. Hyatt Residential Group, Inc., a Hyatt Hotels Corporation subsidiary, develops, operates, markets or licenses Hyatt ResidencesTM and Hyatt Residence ClubTM. As of September 30, 2013, the Company’s worldwide portfolio consisted of 535 properties in 47 countries. For more information, please visit www.hyatt.com.

Forward Looking Statements

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  When we use the words “will,” may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements.  Such statements are subject to numerous assumptions and uncertainties, many of which are outside of RLJ Lodging Trust or Hyatt’s control, which could cause actual results to differ materially from those expressed in or implied by the content of this document.  Forward looking statements made in this press release are made only as of the date of their initial publication and neither party undertakes an obligation to publicly update any of these forward looking statements as actual events unfold.

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RLJ Lodging Trust Contact:

Leslie D. Hale, Chief Financial Officer — (301) 280-7774

Hyatt Media Contact:

Farley Kern, Vice President, Corporate Communications — (312) 780-5506

farley.kern@hyatt.com

Hyatt Investor Contact:

Atish Shah, Senior Vice President, Investor Relations — (312) 780-5427

atish.shah@hyatt.com